2012 INCENTIVE BONUS PLAN

1.0	PURPOSE

1.1	The 2012 Incentive Bonus Plan (“Plan”) is established to incent and reward eligible Participants (defined in Section 2.3) for performance towards achieving Business Targets and Individual Targets for the current fiscal year.

2.0	DEFINITIONS

2.1	“Company” means StarTek, Inc. and its operating subsidiaries.

2.2	“Compensation Committee” means the compensation committee of the board of directors of StarTek, Inc.

2.3	“Participant” means the Senior Leadership Team consisting of the CEO and the direct reports to the CEO.

2.4	“Plan Year” means January 1, 2012 through December 31, 2012, inclusive.

2.5	“Business Targets” are the measurements of the Company’s performance established for the Plan Year by the Company’s executive management and Compensation Committee as described in Section 3.1(a)(i) below.

2.6	“Individual Targets” are the specific and measurable goals established for a Participant for the Plan Year as described in Section 3.1(b)(i) below.

2.7	“Bonus Eligibility” is a percentage that is determined by a Participant’s position level, as shown in Appendix A.

(a)	“Individual Targets Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by 30% for all positions excluding CEO. There is no Individual Targets Eligibility for the CEO position.

(b)	“Business Target Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable Business Target percentage listed in Appendix A.

2.8	“Business Targets Achievement” is the percentage by which Business Targets are achieved.

2.9	“Individual Targets Achievement” is the percentage by which a Participant’s Individual Targets are achieved as determined by the process described in Section 3.1(b).

2.10	“Base Salary Earnings” is the amount of gross base salary earned by a Participant during the Plan Year for which a bonus is calculated.

3.0	MEASUREMENT CRITERION

3.1	Bonus earnings under the Plan are based on two measures, Business Targets and Individual Targets. The percentage weighting of each of the two measures for purposes of bonus calculation varies by position level per Appendix A.

(a)	Business Targets

(i)	The Business Targets are established for the Plan Year by the Company’s Compensation Committee. Payout for achieving Business Targets is scaled depending on the Company’s performance during the Plan Year versus the Business Targets per the matrix in Appendix A. Business Targets are based on revenue, free cash flow and EBITDA for the Company.

(ii)	Business Target Achievement must reach at least the minimum threshold per the payout matrix in Appendix A for any payout based on achieving Business Targets to be earned; otherwise the payout is zero.

(b)	Individual Targets

(i)	For each Participant, specific and measurable individual goals are established for the Plan Year (“Individual Targets”).

(ii)	Payout for the Individual Targets is from 0% to 100% of the Individual Target Eligibility, depending on the percentage achievement of Individual Targets.

4.0	PAYMENT FROM THE PLAN

4.1	Bonuses (if any) are earned after the 4th quarter close of the financial books. Bonuses are subject to approval by the Company’s Compensation Committee.

4.2	The amount of a Participant’s Bonus is the greater of the amounts as calculated from paragraphs (a) and (b) below. For the avoidance of doubt, only the amount as calculated under either (a) or (b) will be paid but not both.

(a)	The amount of a Participant’s Individual bonus payout, if any, equals the product of the Participant’s Base Salary Earnings, the Participant’s Individual Target Eligibility and the Participant’s Individual Targets Achievement.

(b)	The amount of a Participant’s Business Target bonus payout, if any, equals the product of the Participant’s Base Salary Earnings, the Participant’s Individual Target Eligibility and the Participant’s Business Targets Achievement.

4.3	Bonus payout, if any, is made to a Participant as a lump sum, less required payroll taxes and withholdings.

4.4	In order to earn a bonus payment from the Plan, a Participant must also be in “active” status on the payroll of the Company or one of its wholly-owned subsidiaries at the time the bonus payments are made unless otherwise provided in any written contract with the Participant.

2 of 4

5.0	PART-YEAR PARTICIPANT ELIGIBILITY

5.1	An employee who becomes a Participant during the Plan Year may participate in the Plan on a pro rata basis. The amount of base salary earned by such employee during the Plan year after first becoming a Participant shall be the base salary earnings used to calculate any bonus payments.

5.2	If a Participant’s employment with the Company and all of its wholly-owned subsidiaries terminates during the Plan Year then (s)he ceases to be a Participant on the date employment is terminated. In this event, a bonus will neither be earned nor paid unless otherwise provided in any written contract with the Participant. If a Participant changes his or her position within the Company during the Plan year such that (s)he is no longer a Participant, then (s)he ceases to be a Participant on the date of such change, in which case a prorated bonus would be earned through the date of such change, and be subject to Section 4.0.

6.0	PROMOTIONS WITHIN THE PLAN YEAR

6.1	Promotions during the Plan Year will be handled as follows:

(a)	For the Business Targets and Individual Targets, bonus calculations will be prorated based on the period of time (days) in each position level and the prorated salary for the same period of time for each position held.

7.0	PLAN APPROVALS

7.1	This Plan is subject to approval by the Compensation Committee and is effective only for the Plan Year noted above. There is no assurance that this Plan will be renewed or any similar plan will be adopted in the future.

8.0	CHANGEABILITY

8.1	The Compensation Committee reserves the right to change, suspend or eliminate this Plan, in whole or in part, at any time, with or without notice to Participants.

APPROVALS:

Lisa Weaver	Chad Carlson
SVP & Chief Financial Officer	President and Chief Executive Officer

3 of 4

Appendix A

2012 STARTEK BONUS ELIGIBLITY MATRIX

LEVEL*	% Base	Business Targets
		FCF	EBITDA	Revenue
Vice President	30%	10%	60%	30%
Sr Vice President	40%	10%	60%	30%
CFO	60%	10%	60%	30%
CEO	100%	10%	60%	30%